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                                                              Exhibit 12(f)

                        System Energy Resources, Inc.
            Computation of Ratios of Earnings to Fixed Charges and
                    Ratios of Earnings to Fixed Charges



                                                      1998      1999      2000      2001      2002
Fixed charges, as defined:
  Total Interest                                     $116,060  $147,982  $118,519  $138,018  $76,639
  Interest applicable to rentals                        5,189     3,871     5,753     4,458    3,250
                                                     -----------------------------------------------
Total fixed charges, as defined                      $121,249  $151,853  $124,272  $142,476  $79,889
                                                     ===============================================
Earnings as defined:
  Net Income                                         $106,476   $82,375   $93,745  $116,355  103,352
  Add:
    Provision for income taxes:
      Total                                            77,263    53,851    81,263    43,761   76,177
    Fixed charges as above                            121,249   151,853   124,272   142,476   79,889
                                                     -----------------------------------------------

Total earnings, as defined                           $304,988  $288,079  $299,280  $302,592 $259,418
                                                     ===============================================

Ratio of earnings to fixed charges, as defined           2.52      1.90      2.41      2.12     3.25
                                                     ===============================================



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